CPI AEROSTRUCTURES, INC. 10-K

EXHIBIT 3.1.3

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

CPI AEROSTRUCTURES, INC.

Under Section 805 of the Business Corporation Law

________________________________

It is hereby certified that:

FIRST: The name of the corporation is CPI AEROSTRUCTURES, INC. (the “Corporation”). The name under which the corporation was formed is Composite Products International, Inc.

SECOND: The Certificate of Incorporation of the corporation was filed with the Department of State on January 11, 1980.

THIRD: The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is as follows:

To add a provision denying preemptive rights to the shareholders of the Corporation.

FOURTH: To accomplish the foregoing amendment, the following new Article s, relating to the denial of preemptive rights to the shareholders of the Corporation, is added to the certificate of incorporation of the Corporation as follows:

“8. No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.”

FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was authorized by the consent in writing of all of the members of the Board of Directors of the Corporation, followed by the unanimous written consent of the holders of all the outstanding shares of the Corporation entitled to vote on the said amendment of the certificate of incorporation.

IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date: August 7, 1992

/s/ Arthur August
Arthur August
President

/s/ Theodore J. Martines
Theodore J. Martines
Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CPI AEROSTRUCTURES, INC.

______________________________

Under Section 805 of the Business Corporation Law

Snow Becker Krauss, P.C.

605 Third Avenue

New York, New York 10158